Exhibit 10.5

BOARD OBSERVATION AGREEMENT

This Board Observation Agreement (this “Agreement”), dated August 25, 2018, is entered into by and among EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership (“EnCap VIII”), EnCap Energy Capital Fund VIII Co-Investors, L.P., a Texas limited partnership (“EnCap VIII Co-Invest”), EnCap Energy Capital Fund IX, L.P., a Texas limited partnership (“EnCap IX” and, together with EnCap VIII and EnCap VIII Co-Invest, the “Holders”), and Eclipse Resources Corporation, a Delaware corporation (the “Company”). Each of the Holders and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Everest Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation (“Blue Ridge”); and

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Blue Ridge (the “Merger”), with Blue Ridge surviving the Merger as a wholly owned subsidiary of the Company, and, upon consummation of the Merger each share of Blue Ridge’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”) will be converted into the right to receive from the Company a number of validly issued, fully-paid, and nonassessable shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) equal to the Exchange Ratio;

WHEREAS, at the Effective Time, the Holders will collectively own approximately 33% of the issued and outstanding Company Common Stock; and

WHEREAS, in connection with the consummation of the Merger, the Holders and the Company wish to set forth certain understandings among the Parties, including with respect to certain corporate governance matters.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

BOARD OBSERVER

Section 1.01 Appointment of Board Observer. From and after the Effective Time, and for so long as the Holders and their Affiliates collectively beneficially own (directly or indirectly) at least 20% of the issued and outstanding Company Common Stock (after giving effect to any stock split, stock dividend or other recapitalization), the Holders shall be entitled to appoint, in the Holders’ sole discretion and by delivery of written notice to the Company (identifying such individuals by name, title and employer), up to two individuals to act in the role of a non-voting observer (each a “Board Observer” and together the “Board Observers”) to the Board of Directors of the Company (the “Board”). The Board Observers shall be individuals who are officers or employees of EnCap Investments L.P. or an Affiliate thereof. The Holders shall promptly notify the Company in writing if any Board Observer is no longer qualified to serve as a Board Observer hereunder.

Section 1.02 Rights of Board Observer.

(a) The Board Observers shall have the right to attend all meetings (including telephonically) of the Board, and the Company shall give the Board Observers copies of all notices, minutes, consents and other materials that it provides to the full Board (“Board Material”).

(b) Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Board Observers from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, serve to waive the work product doctrine or any other similarly protective privilege or doctrine, or result in disclosure of trade secrets or a breach of any contractual obligation of confidentiality binding on the Company or any of its Subsidiaries, or (ii) there exists, with respect to the subject matter of such information or meeting or portion thereof, an actual or potential conflict of interest between the Company and the Holders, the Board Observers or any of their Affiliates, in each case as determined by, and upon the affirmative vote of, a majority of the members of the Board not affiliated with any Holder or Board Observer, acting in good faith.

(c) Neither the presence of the Board Observers at all or at any part of a meeting of the Board, nor the disclosure to the Board Observers of any confidential information, specifically including any material non-public information, shall provide the Board Observers with a right to require the Company to disclose publicly any information acquired by such Board Observers in their capacity as such.

(d) For the avoidance of doubt, the Board Observers (i) shall not be permitted to vote at any meeting of the Board or be counted for purposes of determining whether there is a sufficient quorum for the Board to conduct its business, (ii) shall have the right to attend meetings of, and to receive Board Material provided to, only the full Board and not any committee of the Board and (iii) shall not be entitled to attend or be present during any part of any meeting of the Board during which the Board or any members thereof are meeting in executive session, unless permitted by affirmative vote of a majority of the members of the Board not affiliated with any Holder or Board Observer, acting in good faith.

(e) The Board Observers shall not be entitled to any compensation from the Company related to their acting as Board Observers or to reimbursement from the Company of expenses incurred by them in attending meetings of the Board.

Section 1.03 Cessation of Observation Rights.

(a) The Board Observers shall cease to have any rights hereunder automatically on the date that the Holders no longer have the right to designate Board Observers pursuant to this Agreement.

(b) The Board Observers may be removed or replaced by the Holders at any time and for any reason upon written notice from the Holders to the Company (which notice shall identify any replacement Board Observers by name, title and employer). If any Board Observer ceases to serve as an observer to the Board by reason of death, disability, resignation, removal or other cessation, the role shall be filled in the sole discretion of the Holders (by a similar notice in writing to the Company).

ARTICLE II

CONFIDENTIALITY

Section 2.01 Treatment of Confidential Information. To the extent that any information obtained by the Board Observers from the Company or its Subsidiaries (or any director, officer, employee or agent thereof) is Confidential Information (as defined below), the Holders shall, and shall cause their Affiliates and Representatives and the Board Observers to, treat any such Confidential Information as confidential in accordance with the terms and conditions set forth in this Article II.

Section 2.02 Definition of Confidential Information. As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company or its Affiliates, whether in oral, visual, written, electronic or other form, which is disclosed to a Board Observer in his or her role as a Board Observer by the Company, any of its Subsidiaries or any of their respective Representatives (including all Board Material that is non-public information), together with all information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives; provided, however, that “Confidential Information” shall not include information that:

(a) is or becomes generally available to the public other than as a result of disclosure of such information by the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives;

(b) is independently developed by the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives, without use of Confidential Information provided by the Company, any of its Subsidiaries or of their respective Representatives);

(c) becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient’s knowledge, prohibited from disclosing such information to the Board Observer, the Holders, any of their respective Affiliates or any of their respective Representatives, by any contractual, legal or fiduciary obligation to the Company or its Affiliates; or

(d) was known by the Holders, any of their Affiliates, or the Board Observer prior to receipt from the Company, any of its Subsidiaries or any of their respective Representatives.

Section 2.03 Non-Disclosure Obligation. The Holders shall, and shall cause their respective Affiliates and Representatives and the Board Observers (during the period of time they are serving in such role and thereafter) to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other Person (other than disclosures to the Holders, their Affiliates or Representatives who (i) have a need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) the Holders’ and the Board Observers’ rights hereunder, or (ii) pursuant to the direction of the Holders, monitoring, reviewing and analyzing the Holders’ investment in the Company and not for any other purpose; provided, however, that the foregoing shall not apply to the extent the Holders, their Affiliates or Representatives or the Board Observers are compelled to disclose Confidential Information by judicial or administrative process or, on the advice of its outside counsel, by requirements of law; provided, further, however, that, if legally permissible, prior prompt written notice of such disclosure shall be given to the Company so that the Company may take action, at its sole expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such Person is compelled to disclose.

ARTICLE III

MISCELLANEOUS

Section 3.01 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.02 Binding Effect. This Agreement shall be binding upon the Company, each of the Holders and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

Section 3.03 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Holders may assign this Agreement and their rights hereunder to any of their Affiliates who have agreed in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms of this Agreement; provided further, that no such assignment shall relieve any Holder of its obligations under Article II of this Agreement.

Section 3.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND VIII CO-INVESTORS, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND IX, L.P.

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C,
its general partner

By:	/s/ Robert L. Zorich
Name:	Robert L. Zorich
Title:	Managing Partner

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Board Observation Agreement]